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                                                                   Exhibit 99.09

CONTACT: JAMES W. SWENT
                                           Chief Executive Officer
                                           American Pad & Paper Co.
                                           (972) 733-6200
FOR IMMEDIATE RELEASE
                                           ROBERT P. JONES/THERESA SCHILLERO
                                           LESLIE FELDMAN - PRESS
                                           (212) 850-5600
                                           Ken Pieper
                                           (972) 663-9390
                                           Morgen-Walke Associates

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             AMERICAN PAD & PAPER COMPANY RECEIVES WAIVER EXTENSION

     DALLAS, Texas, July 31, 1998 - American Pad & Paper (NYSE:AGP) announced today that it has executed an amendment with its banking group waiving all the defaults of the financial covenants of its loan agreement through September 30, 1998.

     James W. Swent, III, Chief Executive Officer said, "We are extremely pleased with the support we have received from our banks in working through this issue. We will be working with the banks during the third quarter to negotiate a permanent amendment to the current agreement that will be beneficial to all parties. In addition to our banks, we have received strong support from all our vendors and customers including our independent merchants, our regional and national chains, our contract stationers, and our superstores."

     American Pad & Paper Company is a leading manufacturer and marketer of paper-based office products in North America. The company manufactures and distributes writing pads, folders, envelopes and other office products. Name brands include Ampad, Century, Embassy, Gold fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

     This release contains forward-looking statements relating to future results. Actual results may differ significantly as a result of factors over which the company has no control, including the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition and increases in raw material costs. Additional information which could affect the company's financial results is included in the company's prospectus on file with the Securities and Exchange Commission.

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